signet REPORTS RECORD THIRD quarter EPS of $0.43

Kay SAMe store sales INCREASE 5.5%

HAMILTON, Bermuda, November 20, 2012 - Signet Jewelers Limited ("Signet") (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and UK, today reported sales and earnings growth for the 13 and 39 weeks ended October 27, 2012 ("Q3 Fiscal 2013" or "third quarter of Fiscal 2013" and "year to date" respectively).

Q3 Fiscal 2013

Same store sales up 1.4%

Operating income $52.5 million, up 23.5%

Diluted earnings per share $0.43, up 43.3%

Mike Barnes, Chief Executive Officer, commented: "We delivered another quarter of record earnings per share due to strong execution of our strategies by our team. I would like to thank all at Signet who contributed to these results.

Turning to the fourth quarter, our thoughts are with all those impacted by Superstorm Sandy, and we wish everyone affected a return to normalcy as quickly as possible. The storm created some initial disruption and November thus far has been challenging. With the majority of sales ahead of us, we are well-prepared for the holiday season with exciting new merchandise, terrific marketing, and our talented well-trained sales associates ready to provide customers a great shopping experience.

With the goal of continuing to build profitable market share, we recently completed the acquisition of Ultra Stores, Inc., a leading jewelry retailer operating primarily in outlet malls. We again welcome the Ultra team to our retail family and look forward to executing our outlet strategy, which is to leverage the Kay brand with Ultra's outlet expertise. We have already begun the process whereby we will convert the majority of the stores to Kay Outlets, which we believe will drive increased productivity and further market share gains. We expect to complete this transition by mid Fiscal 2014."

Sales Highlights:

In the third quarter of Fiscal 2013, Signet's same store sales were up 1.4% compared to an increase of 10.6% in the 13 weeks ended October 29, 2011 ("third quarter of Fiscal 2012"). Total sales were $716.2 million compared to $710.5 million in the third quarter of Fiscal 2012, up $5.7 million or 0.8%. eCommerce sales were $19.6 million compared to $14.5 million in the third quarter of Fiscal 2012, up 35.2%.

In the US division, sales were $575.6 million compared to $563.0 million in the third quarter of Fiscal 2012, up $12.6 million or 2.2%. Same store sales increased 1.2% compared to an increase of 13.9% in the third quarter of Fiscal 2012, driven primarily by Kay same store sales increase of 5.5%. Same store sales at Jared declined 4.1%, primarily due to a one-time watch event in Fiscal 2012 and discontinuation of the associated watch line. The loss of these sales reduced Jared same store sales by approximately 9.6% and total US same store sales by 3.5%. Across both Kay and Jared, same store sales were strong in the fashion jewelry and bridal categories, driven by branded and exclusive merchandise.

In the UK division, sales were $140.6 million compared to $147.5 million in the third quarter of Fiscal 2012, down $6.9 million or 4.7%. Same store sales increased 2.3% compared to a decrease of 0.5% in the third quarter of Fiscal 2012. The primary driver was a strong performance in prestige and fashion watches.

Q3 Fiscal 2013	Change from previous year
Same	Non	Total sales at	Exchange	Total	Total
store	same	constant	translation	sales as	sales
sales	store	exchange	Impact[2]	reported	(millions)
sales, net[1]	rates[2]

Kay	5.5%	1.8%	7.3%	-	7.3%	$337.2
Jared	(4.1)%	1.6%	(2.5)%	-	(2.5)%	$189.8
Regional brands	(5.0)%	(5.2)%	(10.2)%	-	(10.2)%	$48.6
US division	1.2%	1.0%	2.2%	-	2.2%	$575.6
H.Samuel	1.3%	(4.2)%	(2.9)%	(2.5)%	(5.4)%	$74.1
Ernest Jones[3]	3.6%	(5.1)%	(1.5)%	(2.4)%	(3.9)%	$66.5
UK division	2.3%	(4.5)%	(2.2)%	(2.5)%	(4.7)%	$140.6
Signet	1.4%	(0.1)%	1.3%	(0.5)%	0.8%	$716.2

Non same store sales includes all sales from stores not open for 12 months.

Non-GAAP measure.

3. Includes stores selling under the Leslie Davis nameplate.

Q3 Fiscal 2013 Selected Financial Highlights:

In the third quarter of Fiscal 2013, gross margin was $235.4 million or 32.9% of sales, up 50 basis points compared to the third quarter of Fiscal 2012.

Gross margin dollars in the US increased $7.8 million compared to the third quarter of Fiscal 2012, reflecting a gross margin rate increase of 70 basis points. This improvement is primarily a result of an increase in the gross merchandise margin rate of 90 basis points over that of the third quarter of Fiscal 2012, principally due to favorable changes in sales mix. The US net bad debt to US sales ratio was unchanged at 5.4% compared to the third quarter of Fiscal 2012.

Gross margin dollars in the UK decreased $2.3 million compared to the third quarter of Fiscal 2012, reflecting a gross margin rate decline of 30 basis points. The decrease in rate was a result of a decline in gross merchandise margin of 130 basis points, caused primarily by customers' preferences for promotional merchandise. Partially offsetting the decline were favorable store occupancy expenses due to store closures and negotiated rent reductions.

Selling, general and administrative expenses were $222.6 million, or 31.1% of sales, up 20 basis points. The increase was primarily due to acquisition-related costs of $2.5 million and administrative cost increases to support strategic initiatives. This was partially offset by a $3.9 million favorable settlement from the De Beers anti-trust litigation.

Other operating income, net was $39.7 million or 5.5% of sales compared to $32.2 million or 4.5% of sales in the third quarter of Fiscal 2012. This increase primarily reflected interest income earned from higher outstanding receivable balances and a change in the mix of finance programs selected by customers.

Operating income was $52.5 million or 7.3% of sales compared to $42.5 million or 6.0% of sales in the third quarter of Fiscal 2012. The result is primarily due to the following:

In the US division, operating income was $67.9 million or 11.8% of sales compared to $56.4 million or 10.0% of sales in the third quarter of Fiscal 2012.

In the UK division, the operating loss was $5.5 million or (3.9)% of sales compared to an operating loss of $5.0 million or (3.4)% of sales in the third quarter of Fiscal 2012.

Unallocated costs were $9.9 million compared to $8.9 million in the third quarter of Fiscal 2012.

Income tax expenses were $16.7 million compared to $16.0 million in the third quarter of Fiscal 2012. The expected effective tax rate for Fiscal 2013 is 35.4%.

Net income was $34.9 million or 4.9% of sales compared to $26.1 million or 3.7% of sales in the third quarter of Fiscal 2012.

Diluted earnings per share increased $0.13 or 43.3% to $0.43 compared to $0.30 in the third quarter of Fiscal 2012. The weighted average diluted number of common shares outstanding was 80.9 million compared to 87.1 million in the third quarter of Fiscal 2012.

Balance Sheet and Other Highlights at October 27, 2012:

Cash and cash equivalents were $166.0 million compared to $349.6 million as of October 29, 2011, with the major reason for the change being the execution of the share repurchase program during the first half of Fiscal 2013 and the payment of dividends.

No shares were repurchased in the third quarter of Fiscal 2013. In the 39 weeks ended October 27, 2012, Signet repurchased 6.4 million shares at an average cost of $44.70, which represents 7.4% of the shares outstanding at the start of Fiscal 2013. In the prior year comparable periods, no share repurchases were executed. As of October 27, 2012, $50.1 million remained authorized for repurchase under the program which expires in January 2014.

Net accounts receivable were $998.2 million, up 12.0% compared to $891.2 million as of October 29, 2011. This was driven by higher credit sales due to an increase in the credit participation rate, which year to date, was 59.0% compared to 57.2% as of October 29, 2011. The year to date credit participation rate has historically been at its highest level at the end of the third quarter due to a higher penetration of bridal business, which historically is lower in the fourth quarter. The annual credit participation rate was 56.1% for Fiscal 2012. The credit approval rate year to date was 52.3%, down 210 basis points compared to last year.

Net inventories were $1,508.5 million, up 6.7%, compared to $1,414.0 million as of October 29, 2011. Inventory levels for the third quarter reflect the normal seasonal build. As compared with last year, the inventory level reflects primarily the impact of higher commodity costs and strategic investments. These increases were partially offset by management actions to improve inventory turn.

Signet operated 1,857 stores (US division: 941 Kay stores, 186 Jared stores and 210 regional brand stores; UK division: 326 H.Samuel stores and 194 Ernest Jones stores) versus 1,860 stores (US division: 920 Kay stores, 181 Jared stores and 223 regional brand stores; UK division: 338 H.Samuel stores and 198 Ernest Jones stores) a year ago. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

As of October 29, 2012, Signet acquired Ultra Stores, Inc. ("Ultra") from Crystal Financial LLC and its other stockholders for $58.4 million in cash which includes a working capital adjustment of approximately $1.4 million. Signet did not assume any debt with the acquisition.  Ultra is a leading jewelry retailer with sales in its most recent fiscal year of approximately $140 million, and operates 107 stores primarily in outlet centers and through 33 licensed jewelry departments.

Fiscal 2013 Guidance:

Guidance is provided to assist in understanding the complexities of fourth quarter Fiscal 2013:

Current expectations for fourth quarter same store sales are low single-digit on a 53-week basis and low-to-mid single-digits on a 52-week basis. Earnings per share, including the 53rd week and sales of Ultra, are projected at $1.95 to $2.10, depending on the level of sales achieved.

The 53rd week is expected to increase total sales by $48 million to $52 million. However, this will have a negative impact on the same store sales calculation for both the fourth quarter and fiscal year, as the sales in the comparable calendar week were $89.3 million, which included a promotional event ahead of Valentine's Day. This additional week is expected to result in an operating loss of $2 million - $4 million, or $0.02 to $0.03 diluted earnings per share, reflecting advertising expenses that remain in Fiscal 2013 and the calendar shift that impacts sales.

The acquisition of Ultra is expected to add $40 million to $45 million to Signet's Fiscal 2013 fourth quarter sales and to have minimal impact to the period's earnings including acquisition-related costs.  The estimated unfavorable impact to the fourth quarter Fiscal 2013 earnings per share is $0.01 to $0.02. The transaction is anticipated to be accretive to earnings by the fourth quarter of Signet's Fiscal 2014, including acquisition and integration costs.

Capital spending for Fiscal 2013 is anticipated to be $155 million to $160 million reflecting current estimates of project timing. Signet anticipates 48 new US-based stores for the year.

At the end of the fourth quarter, including the effect of the Ultra Stores, Inc. acquisition, Signet expects to have in operation 1,952 stores (US division: 770 Kay mall stores, 181 Kay off mall stores, 190 Jared stores, 197 regional brand stores and 107 Ultra stores; UK division: 317 H.Samuel stores and 190 Ernest Jones stores). Including 0.16 million net selling square footage in Ultra locations, total net selling square footage at the end of the fourth quarter is expected to be 3.13 million, excluding 33 licensed jewelry departments. This represents a 7.9% increase for Signet, a 10.5% increase in the US division, and a 3.4% decrease in the UK division compared to the prior year end.

Conference Call

There will be a conference call today at 8:30 a.m. EST (1:30 p.m. GMT) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. To help ensure the conference call begins in a timely manner, all participants should dial in 5 to 10 minutes prior to the scheduled start time. The call details are:

US dial-in:	+1 (646) 254 3367	Access code: 9993324
European dial-in:	+44 (0)20 7136 2051	Access code: 9993324

A replay of the conference call and a transcript of the call will be posted on Signet's website as soon as is practical after the call has ended.
Contact:	James Grant, VP Investor Relations, Signet Jewelers	+1 (330) 668 5412

Press:	Alecia Pulman, ICR, Inc	+1 (203) 682 8224
Jonathan Glass, Brunswick	+44 (0)20 7404 5959

Key Investor Relations Events

Holiday Sales Release

The Holiday Sales Release is expected to be announced at 7:00 a.m. EST (12:00 p.m. GMT) on Tuesday, January 8, 2013. There will be a conference call at 8:30 a.m. EST (1:30 p.m. GMT) and a simultaneous audio webcast available at www.signetjewelers.com

ICR XChange Conference

Signet will be taking part in the 15th Annual ICR XChange Conference on January 16-17, 2013 at the Fontainebleau Hotel in Miami Beach, Florida. Present will be Mike Barnes, Chief Executive Officer, Ron Ristau, Chief Financial Officer, and James Grant, VP Investor Relations.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expected," "believe," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet's business, financial market risks, deterioration in consumers' financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the "Risk Factors" section of Signet's Fiscal 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 22, 2012. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Condensed Consolidated Income Statements

(Unaudited)

($ millions, except per share amounts)
13 weeks ended	39 weeks ended
October 27,	October 29,	October 27,	October 29,
2012	2011	2012	2011

Sales	716.2	710.5	2,470.1	2,395.4
Cost of sales	(480.8)	(480.6)	(1,569.8)	(1,521.0)

Gross margin	235.4	229.9	900.3	874.4
Selling, general and administrative expenses	(222.6)	(219.6)	(727.4)	(707.9)
Other operating income, net	39.7	32.2	119.9	97.0

Operating income	52.5	42.5	292.8	263.5
Interest expense, net	(0.9)	(0.4)	(2.5)	(3.8)

Income before income taxes	51.6	42.1	290.3	259.7
Income taxes	(16.7)	(16.0)	(102.2)	(91.9)

Net income	34.9	26.1	188.1	167.8

Earnings per share: basic	$0.43	$0.30	$2.27	$1.94
diluted	$0.43	$0.30	$2.26	$1.93

Weighted average common shares outstanding: basic	80.5	86.3	82.9	86.2
diluted	80.9	87.1	83.4	87.0

Dividends declared per share	$0.12	$0.10	$0.36	$0.10

Condensed Consolidated Balance Sheets

(Unaudited)

($ millions)
October 27,	January 28,	October 29,
2012	2012	2011

Assets

Current assets:
Cash and cash equivalents	166.0	486.8	349.6
Accounts receivable, net	998.2	1,088.2	891.2
Other receivables	44.6	44.3	27.5
Other current assets	59.7	92.0	97.7
Deferred tax assets	1.6	0.9	0.4
Inventories	1,508.5	1,304.1	1,414.0

Total current assets	2,778.6	3,016.3	2,780.4

Non-current assets:
Property and equipment, net of accumulated depreciation of $715.3 million, $681.0 million and $678.0 million)	416.0	383.4	385.8
Other assets	71.5	71.7	63.1
Deferred tax assets	113.5	108.5	102.2
Retirement benefit asset	41.5	31.5	32.6

Total assets	3,421.1	3,611.4	3,364.1

Liabilities and Shareholders' equity

Current liabilities:
Loans and overdrafts	-	-	33.6
Accounts payable	216.2	182.6	195.1
Accrued expenses and other current liabilities	266.5	308.4	261.7
Deferred revenue	149.1	154.1	135.5
Deferred tax liabilities	138.1	135.0	108.3
Income taxes payable	16.7	77.9	30.0

Total current liabilities	786.6	858.0	764.2

Non-current liabilities:
Other liabilities	107.5	100.3	97.4
Deferred revenue	376.9	374.0	354.3

Total liabilities	1,271.0	1,332.3	1,215.9

Shareholders' equity:
Common shares of $0.18 par value: authorized 500 million shares, 81.0 million shares outstanding (January 28, 2012: 86.9 million shares outstanding; October 29, 2011: 86.9 million shares outstanding)	15.7	15.6	15.6
Additional paid-in capital	235.1	230.9	217.2
Other reserves	235.2	235.2	235.2
Treasury shares at cost: 6.2 million shares (January 28, 2012: 0.3 million shares; October 29, 2011: 0.0 million shares)	(276.8)	(12.7)	-
Retained earnings	2,108.6	1,969.3	1,821.4
Accumulated other comprehensive loss	(167.7)	(159.2)	(141.2)

Total shareholders' equity	2,150.1	2,279.1	2,148.2

Total liabilities and shareholders' equity	3,421.1	3,611.4	3,364.1

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ millions)
13 weeks ended	39 weeks ended
October 27,	October 29,	October 27,	October 29,
2012	2011	2012	2011

Cash flows from operating activities
Net income	34.9	26.1	188.1	167.8
Adjustments to reconcile net income to cash (used in)/provided by operating activities:
Depreciation and amortization of property and equipment	23.7	22.3	70.4	67.3
Pension	(2.5)	(2.7)	(7.9)	(8.3)
Share-based compensation	4.3	5.3	11.4	12.3
Deferred taxation	18.8	4.6	6.0	2.2
Facility amendment fees amortization and charges	0.1	0.1	0.3	1.7
Other non-cash movements	(0.3)	(0.5)	(1.7)	(1.0)
Loss on disposal of property and equipment	-	0.1	-	0.1
Changes in operating assets and liabilities:
Decrease in accounts receivable	34.2	15.4	90.3	44.7
(Increase)/decrease in other receivables and other assets	(3.4)	2.5	(0.3)	8.6
Decrease/(increase) in other current assets	13.7	(5.0)	20.9	3.4
Increase in inventories	(190.6)	(205.0)	(207.8)	(211.5)
Increase in accounts payable	79.1	49.4	32.6	60.2
Increase/(decrease) in accrued expenses and other liabilities	13.5	28.1	(39.5)	(17.7)
Decrease in deferred revenue	(1.2)	(5.4)	(2.1)	(9.4)
Decrease in income taxes payable	(40.1)	(14.5)	(61.0)	(8.4)
Effect of exchange rate changes on currency swaps	(0.8)	0.7	0.5	1.6

Net cash (used in)/provided by operating activities	(16.6)	(78.5)	100.2	113.6

Investing activities
Purchase of property and equipment	(46.1)	(34.7)	(100.9)	(73.0)

Net cash used in investing activities	(46.1)	(34.7)	(100.9)	(73.0)

Financing activities
Dividends	(9.6)	-	(28.6)	-
Proceeds from exercise of share options	2.6	1.2	8.0	5.6
Repurchase of common shares	-	-	(287.2)	-
Net settlement of equity based awards	(0.3)	-	(11.1)	-
Credit facility fees paid	-	(0.1)	-	(1.7)
Proceeds from short-term borrowings	-	20.7	-	2.4

Net cash (used in)/provided by financing activities	(7.3)	21.8	(318.9)	6.3

Effect of exchange rate changes on cash and cash equivalents	(1.5)	0.8	(1.2)	0.6

Cash and cash equivalents at beginning of period	237.5	440.2	486.8	302.1
(Decrease)/increase in cash and cash equivalents	(70.0)	(91.4)	(319.6)	46.9

Cash and cash equivalents at end of period	166.0	349.6	166.0	349.6